Exhibit 99.1

First Quarter 2005 Earnings Webcast Presentation - Prepared Remarks
April 18, 2005 - 1:00 PM

Karen Troutman: I would like to welcome you to National Penn Bancshares, Inc.’s First Quarter 2005 Earnings Webcast. We are glad that you are able to join us. We will accept questions during the webcast via email. Please use the email button located on the webcast screen to ask your questions. Due to time constraints, we may not be able to respond to all of your emails.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review.

This presentation may contain forward-looking statements concerning earnings, asset quality and other future events. Actual results could differ materially due to deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; reputational risks; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference. National Penn cautions you not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.

Now I would like to turn today’s webcast over to Wayne R. Weidner, Chairman & Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Karen. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 1st Quarter 2005 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our first quarter 2005 financials. Glenn Moyer will review our loan growth and credit quality and provide an update on our investigation of the loan fraud we uncovered in January 2005. I will then wrap up with some concluding comments.

Beginning with financial highlights, our first quarter 2005 results reflect earnings of $14.01 million, a 23.2% increase over earnings of $11.37 million in first quarter 2004. This is a new record for us in quarterly net income. National Penn’s clear focus on its core business and core markets continues to pay off in a very real way for National Penn and its shareholders. On a per share basis, we earned $.40 per diluted share in first quarter 2005, a $.03 per share increase, or 8.1%, over first quarter 2004 diluted earnings per share.

Our increase in net interest income, as compared to net interest income in the first quarter of 2004, contributed to our profit performance, as did increases in some key fee income areas. In reporting these record earnings, we absorbed $601,000 in legal, auditing and other investigation-related expenses in the investigation of the loan fraud scheme uncovered in January. In a separate matter, we also provided funding in first quarter 2005 for our loan and lease loss reserve of $750,000, resulting in a loan and lease loss reserve of 1.97% of total loans and leases at March 31, 2005. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our first quarter 2005 financial results.

Gary Rhoads: Let me begin by noting that any references to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2004. In addition, first quarter 2005 information includes the results of National Penn Bank’s new Peoples Bank of Oxford division. First quarter 2004 preceded the Peoples First, Inc. acquisition, which was completed on June 10, 2004.

This presentation also contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”). National Penn’s management uses this non-GAAP measure in its analysis of the company’s performance. This measure, annualized net income return on average tangible equity, excludes the average balance of goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The $14.01 million in net income reported in first quarter 2005 is an increase of $2.64 million, or 23.2%, over the $11.37 million reported for the first quarter of 2004. The $.03 increase in diluted earnings per share from $.37 in the first quarter of 2004 to $.40 during this quarter represents an 8.1% increase. Our annualized return on average assets was 1.26% in the first quarter of 2005 compared to 1.30% during last year’s first quarter. Annualized return on average equity was 13.1% this quarter compared to 15.4% in 2004’s first quarter. Annualized net income return on average tangible equity was 24.9% for the first quarter of 2005 compared to 24.5% for the first quarter of 2004. This ratio is computed by dividing annualized net income by average equity that is reduced by average goodwill and intangibles. At March 31, 2005, our average shareholders’ equity was approximately $434.3 million and our average goodwill and intangibles was approximately $205.8 million; a year earlier, our average shareholders’ equity was approximately $299.3 million while our average acquisition related goodwill and intangibles totaled approximately $111.0 million. A reconciliation of this non-GAAP financial measure to the GAAP financial measure is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today.

The net interest margin of 3.87% during this year’s first quarter is 7 basis points lower than the 3.94% reported in the 4th quarter 2004, and 33 basis points lower than the 4.20% reported during the first quarter of 2004. The net interest margin remains a concern in future quarters as we continue to experience margin compression. The margin decline is due to continued competitive pressures and general overall margin compression between loan growth and higher costing funding sources.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s first quarter. Including a $922,000 gain on the sale of the Peoples Bank of Oxford operations center, non-interest income of $13.96 million in first quarter of 2005 is up $3.20 million, or 29.7%, over last year’s first quarter amount of $10.76 million. The largest increases over first quarter 2004 occurred in wealth management income, up $231,000, service charges on deposit accounts, up $376,000, cash management and electronic banking fees, up $402,000, other service charges and fees, up $232,000, and insurance commissions and fees, up $1.21 million. First quarter 2005 mortgage banking income declined $297,000 as compared to first quarter 2004. First quarter non-interest income represented 26.1% of total revenues, excluding the one time gain on the sale of the operations center building.

Non-interest expense of $31.1 million during first quarter 2005 was $5.57 million or 21.8% higher than the same period last year. We incurred $601,000 in legal, auditing and other investigation-related expenses in the investigation of the loan fraud uncovered in January. Personnel expenses were up $3.69 million. This was partially attributable to higher staffing levels related to the June 2004 acquisition of Peoples First, Inc. and its subsidiary, The Peoples Bank of Oxford.

Regarding the balance sheet, total assets grew at an annualized rate of 6.89% during first quarter 2005 to $4.555 billion at March 31, 2005. Annualized growth in total loans and leases was 7.65% for the quarter to $2.929 billion in outstandings. Total deposits decreased 5.52% or 22.40% annualized in first quarter 2005 to $2.970 billion. This decrease was primarily attributable to the seasonal decline of municipal deposits, and we expect many of these seasonal deposits to be replenished during third quarter 2005.

Glenn will now continue with his remarks.

Glenn Moyer: Thank you, Gary. I would like to take just a few minutes to comment on our loan growth and our overall credit quality before I address the loan fraud investigation.

Loans and leases outstanding totaled $2.929 billion at March 31, 2005, representing a 7.65% annualized rate of growth during the quarter. We are encouraged with the overall rate of growth in our loan portfolio, although we have challenged ourselves to grow this important asset category at an accelerated rate.

The level of “Non-Performing Assets Plus Loans over 90 Days Delinquent” category increased during the first quarter 2005 when compared to March 31, 2004. Specifically, this number, as of March 31, 2005, is $13.2 million, which compares to $12.5 million at March 31, 2004 and $11.8 million at December 31, 2004. Despite the relatively small increase in this category compared to these prior periods, we remain appropriately positioned in our overall Loan Loss Reserve. Our Loan Loss Reserve stands at $57.59 million, or 1.97% of Total Loans and Leases, as of March 31, 2005, after first quarter net charge-offs of $755,000. Based on the current reserve, our coverage ratio of Non-Performing Assets is 436.3%. This compares to a coverage ratio of 402.6% at March 31, 2004.

Overall, our loan portfolio remains in relatively good condition, but we continue to monitor our portfolio diligently.

As we discussed during our year-end earnings webcast on February 23, 2005, National Penn identified loan and deposit irregularities that appeared to result from intentional misconduct. These were identified in early January 2005 as the result of our ongoing operating controls and procedures.

As we communicated then, we have taken this event very seriously at National Penn. We immediately engaged experienced, outside counsel and deployed a nationally recognized team of forensic accountants and auditors to investigate the irregularities. That investigation determined that approximately $6.7 million of bank funds were stolen through a sophisticated pyramid-style fraud scheme involving identify theft in accounts in a private banking loan portfolio managed by a former loan officer. The accounts were manipulated to avoid detection by ongoing internal bank audits and controls. No customer funds were lost, but a small group of customer credit reports have been affected. Those customers were contacted immediately so that we could quickly and successfully resolve their concerns.

We immediately reported this fraud to federal authorities, and we continue to work with the FBI and the federal prosecutors’ office in their criminal investigation of the matter. While we cannot comment on the federal prosecutors’ investigation, we can tell you that we are committed to seeking speedy resolution of this matter, prosecuting the guilty and ultimately recouping National Penn’s lost funds to the maximum extent possible.

Therefore, we think it important to report that earlier today National Penn filed a civil action in Philadelphia County Common Pleas Court against the former loan officer as well as others, including certain customers and two additional former employees. This lawsuit seeks to recover all losses, costs and expenses arising out of the transactions examined during the investigation. We made a commitment to our shareholders, customers and employees that we would vigorously pursue all available avenues, including insurance and civil claims, to recover our losses from the fraud to the maximum extent possible. We believe this legal filing is consistent with our commitment to that effort.

As we have said before, National Penn Bank has never experienced anything like this in its 130 years of successfully doing business in southeastern Pennsylvania, and we look forward to a favorable resolution of this matter.

Wayne will now continue with his remarks.

Wayne Weidner: To reinforce earlier comments, net interest income and most non-interest income areas saw gains in first quarter 2005, with the exception of mortgage banking fees which continue to decline due to lower refinancing activities. Credit quality remains reasonably under control as we continue in our slowly expanding economy.

During first quarter 2005, National Penn took further significant steps to broaden its product offerings and to increase fee income. Aiming for maximum efficiency, we have combined all of our insurance agency operations in one company, National Penn Insurance Agency, Inc., our insurance agency affiliate. Because of their recognition in their respective communities, we continue to operate the acquired insurance agencies under their original names. A strategic focus for 2005 is to complete the integration of these operations, forming a single cohesive unit.

We continue to be very pleased with the results at our Peoples Bank of Oxford, FirstService Bank and HomeTowne Heritage Bank divisions, all of which were acquired in the last two years. They have been meeting or exceeding our expectations despite the highly competitive conditions in their local market areas.

In March 2005, the Office of the Comptroller of the Currency approved our application to convert Investors Trust Company, a National Penn subsidiary, into a limited purpose national trust bank to be named National Penn Investors Trust Company. We anticipate that this charter conversion will be completed in second quarter 2005. Once this process is completed, National Penn Investors Trust Company will provide a single unified entity to offer various wealth management products and services under the National Penn brand. We believe that this consolidation and branding change are important steps in our efforts to build overall fee income in the future.

Here at National Penn, we take great pride in our reputation as a proven and respected local financial services company, and we believe our outlook for the future remains strong.

In conclusion, we are very pleased that, in first quarter 2005, National Penn Bancshares has been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS

This concludes our presentation. Thank you for joining us.

Reconciliation Table for Non-GAAP Financial Measure

	1st Qtr 2005	1st Qtr 2004
Return on average shareholders’ equity (annualized)	13.1%	15.2%
Effect of goodwill and intangibles	11.8%	8.9%
Return on average tangible equity (annualized)	24.9%	24.1%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in millions)	$434.312	$299.338
Average goodwill and intangibles (in millions)	(205.838)	(111.039)
Average tangible equity (in millions)	228.474	188.299